Exhibit L

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-296185 on Form N-2 of our report dated September 23, 2025, relating to the financial statements and financial highlights of BlackRock MuniAssets Fund, Inc. (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended July 31, 2025, and to the references to us under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 14, 2026